EXHIBIT 23
Consent of Independent Registered Public Accounting Firm
To the Plan Administrator and Trustees
Access National Corporation 401 (k) Profit Sharing Plan (the Plan)
We hereby consent to the incorporation by reference in the Registration Statement (No.333-118771) on Form S-8 of Access National Corporation of our report dated June 30, 2009, relating to the statements of net assets available for benefits as of December 31, 2008 and 2007 and the statement of changes in net assets available for benefits for the year ended December 31, 2008, and the related supplemental schedule, appearing in the Plan’s Annual Report on Form 11-K for the year ended December 31, 2008.

/s/ BDO Seidman, LLP
BDO Seidman, LLP
Richmond, Virginia June 30, 2009